Exhibit 10.1

FelCor Lodging Trust Incorporated

Performance-Based Annual Incentive Compensation Programs

The Board of Directors (the “Board”) of FelCor Lodging Trust Incorporated (“FelCor” or the “Company”) has determined that a substantial portion of an employee’s compensation should be tied directly to achievement of targeted performance.  In particular, annual cash bonuses and annual restricted stock grants are both subject to adjustment based upon prior year performance, and portions of restricted stock grants made prior to 2009 vest based upon prior year performance.

Annual Cash Incentive Program. As previously disclosed, annual cash bonuses are determined by reference to base salary and performance over the prior year.  Each employee has a targeted bonus, based upon a percentage of his or her base salary (the percentage varies depending on position).  That percentage is adjusted for performance between threshold (“doable”) and superior (“stretch”) levels, as shown in the following table, which outlines the relevant percentages for FelCor’s executive officers:

	< Doable	Doable	Target	Stretch	> Stretch
CEO	0.0%	50.0%	100.0%	200.0%	200.0%
EVP	0.0%	37.5%	75.0%	112.5%	112.5%

Annual Equity Incentive Program. As previously disclosed, FelCor grants restricted stock to its officers, and the shares actually granted to each officer are based upon a percentage of his or her base salary (the percentage varies depending on position).  That grant is adjusted for performance from doable and below to target to stretch and above, as shown in the following table, which outlines the effective relevant percentages for FelCor’s executive officers:

	≤ Doable	Target	≥ Stretch
CEO	150.0%	200.0%	250.0%
EVP	93.75%	125.0%	156.25%

Annual Performance-Based Vesting of Restricted Stock Granted Prior to 2009. As previously disclosed, annual grants of restricted stock made prior to 2009 vest, in part, based upon performance.  For shares eligible to vest in 2011 and 2012 based upon annual performance (after which all such shares will have either vested or been forfeited), 75% of eligible shares will vest for performance at or below doable, with the vesting percentage increasing on a straight-line basis through target performance (for which 100% of such shares will vest).

The Board has determined that, at or near the beginning of each calendar year, it will establish targeted performance criteria in the following categories, with the indicated weight given to those categories as noted below:

Financial Performance.  Each year, the Board sets targeted financial performance (typically with reference to commonly used metrics like funds from operations or earnings before interest, taxes, depreciation and amortization, or EBITDA) based upon a variety of factors, including budgets, industry projections, individual hotel markets and similar considerations. The Board then establishes a scale from doable to stretch performance. Typically, targeted performance is at the linear mid-point between the two, but not necessarily every year. Weight: 50%

Non-Financial Corporate Performance. When setting financial performance targets, the Board also reviews and approves non-financial corporate objectives for the year.  These objectives often relate to long-term strategic objectives and other operating or management goals that the Board believes are important.  After the completion of each year, the Board will assess FelCor’s performance on each of these objectives, based on a scoring matrix that is intended to show a composite level of performance from doable to target to stretch.  Weight: 25%.

Individual Performance. Each FelCor employee, including the Chief Executive Officer, has individual performance objectives that are established at or near the beginning of each year.  The Chief Executive Officer reviews and approves the performance objectives of FelCor’s other executive officers, and the Compensation Committee reviews our Chief Executive Officer’s performance objectives, which typically track closely to our corporate objectives (financial and non-financial). After completion of each year, as with non-financial corporate performance, individual performance is reviewed and assessed by an employee’s direct supervisor or, in the case of the Chief Executive Officer, by the Board and/or the Compensation Committee, based on a scoring matrix that is intended to show a composite level of performance from doable to target to stretch.  Weight: 25%

Overall Minimum Financial Performance. The Compensation Committee and the Board believe that there should be a minimum level of financial performance below which, regardless of other corporate or individual performance, no bonus compensation should be paid pursuant to the foregoing program unless the company achieves at least a minimal level of pre-determined financial performance, which level is lower than the doable level of financial performance noted above.

The Compensation Committee and the Board reserve the absolute right and discretion to review and modify performance objectives, thresholds and criteria at any time in light of changes in circumstances. Similarly, the Compensation Committee and the Board retained their discretion, as part of the company’s overall compensation program, to award discretionary bonuses and other awards outside of the annual incentive programs based on relevant considerations at the time.